BAR HARBOR BANKSHARES AND SUBSIDIARY
                                          CONSOLIDATED STATEMENT OF EARNINGS
                                                           (UNAUDITED)

                                    THREE MONTHS   THREE MONTHS  THREE MONTHS
                                       ENDING         ENDING        ENDING
                                       03-31-95       03-31-94      03-31-93

INTEREST & FEES ON LOANS             $4,413,005   $3,689,232    $3,516,102
INTEREST & DIVIDENDS ON
  INVESTMENT SECURITIES:
   TAXABLE INTEREST INCOME            1,243,323    1,003,761     1,215,311
   NON-TAXABLE INTEREST
   INCOME                               215,370      204,651       217,720
   DIVIDENDS                            104,376       54,163        51,147
FEDERAL FUNDS SOLD                       16,074       15,821         3,838

TOTAL INTEREST INCOME                 5,992,148    4,967,628     5,004,118

INTEREST ON DEPOSITS                  1,794,598    1,335,806     1,449,029
INTEREST ON BORROWINGS                  575,408      343,915       318,045

TOTAL INTEREST EXPENSE                2,370,006    1,679,721     1,767,074
NET INTEREST INCOME                   3,622,142    3,287,907     3,237,044
PROVISION FOR LOAN LOSSES               240,000      240,000       270,000

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES           3,382,142    3,047,907     2,967,044
OTHER INCOME                            883,606      893,893       820,121
INVESTMENT SECURITIES GAINS                   0       18,462             0
  OTHER EXPENSES:
   SALARIES & EMPLOYEE
   BENEFITS                           1,208,523    1,194,640     1,132,090
   OTHER                              1,173,046    1,059,032       957,821
INVESTMENT SECURITIES
   LOSSES                                     0            0             0
INCOME BEFORE INCOME TAXES            1,884,179    1,706,590     1,697,254
INCOME TAX EXPENSE                      575,870      514,814       562,427

NET INCOME                           $1,308,309   $1,191,776    $1,134,827


EARNINGS PER SHARE:
  BASED ON 341,454 SHARES
  FOR   1993, 341,967 FOR 1994
   AND                                    $3.82        $3.49         $3.32
   342,721 SHARES FOR 1995





DIVIDENDS PER SHARE                       $0.00        $0.00         $0.00


The accompanying notes are an integral part of these consolidated financial statements.